Exhibit 99.1

Perry Ellis International Reports Increase in Operating Income for the Third Quarter of Fiscal 2015

•	Adjusted net earnings per share of $0.03 in line with guidance of an adjusted net earnings per share of $0.02 to $0.06 and represents a significant improvement from an adjusted net loss per share of $0.15 in the prior year third quarter. Adjusted earnings per share for the third quarter of fiscal 2015 includes a $0.04 per share negative impact from foreign currency, which was not anticipated in guidance provided at the beginning of the quarter.

•	Net revenues total $211 million, in line with guidance even as $6.0 million in revenues moved from the third quarter to the fourth quarter given delays related to shipping from West Coast ports combined with a high demand for ground transportation. This performance compares to net revenues of $222 million in the prior year third quarter reflecting private label exits in the third quarter of fiscal 2015.

•	GAAP net loss per share of $0.03, represents a significant improvement from net loss per share of $0.20 in the prior year third quarter.

•	Company updates progress in its previously announced strategic initiatives for fiscal 2015.

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the third quarter ended November 1, 2014 (“third quarter of fiscal 2015”).

During the Third Quarter of Fiscal 2015 the Company on a year-over-year basis:

•	Delivered a solid performance in its Direct to Consumer segment that included a 5% increase in comparable store sales and a 38% increase in direct ecommerce revenues.

•	Executed eight new license agreements in the quarter and registered a 10% increase in Licensing revenue, as the Company continues to leverage its powerful portfolio of brands;

•	Continued to concentrate on growth and profitability in higher gross margin businesses including Perry Ellis, Original Penguin, Licensing and International;

•	Expanded gross margin by 120 basis points to 33.3% of net revenues driven by the success of its strategy to focus on strong product performance at retail and growth in higher margin lifestyle brands including Perry Ellis and Original Penguin and channels including International, Direct to Consumer and Licensing while reducing its emphasis on lower margin private and exclusive brand revenues;

•	Generated an incremental $4.0 million in cost savings during the quarter by implementing actions resulting from the infrastructure review;

•	Reported a significant improvement in earnings with adjusted net earnings per share which totaled $0.03, including a $0.04 per share negative impact from currency losses versus an adjusted net loss of $0.15 in the prior year third quarter;

•	Reported a GAAP net loss per share of $0.03 significantly improved versus GAAP loss per share of $0.20 in the prior third quarter and

•	Effectively managed working capital by reducing inventory and accounts receivable further reducing net debt to $120 million, or 25% of total capitalization.

Oscar Feldenkreis, president and chief operating officer of Perry Ellis International commented, “We are pleased to continue our positive momentum and deliver another consecutive quarter of solid results for our shareholders. The quarter was marked by expansion in gross margin and a significant improvement in operating earnings versus the prior year. Our performance is a testament to the successful execution of our profitability enhancement strategy which focuses on driving higher margin sales, adding incremental revenue streams through licensing and diversifying our sales by expanding our geographic reach and categories served.”

Fiscal third quarter revenues reflected solid high single digit increases in the Original Penguin brand globally and Callaway golf brand. Mr. Feldenkreis stated further, “We also continued to generate favorable results in our Perry Ellis Men’s Collection at retail. During the quarter, we took major steps forward in our Direct to Consumer platform, delivering a 5% comparable store increase while also driving stronger retail pricing and regular price sales which contributed to our growth in margin. We also realized significant cost savings even as we invested in support of our international expansion.”

Fiscal 2015 Third Quarter Results

Total revenue for the third quarter of fiscal 2015 was $211 million, a 5% decrease compared to $222 million reported in the third quarter of fiscal 2014. As anticipated, revenues were impacted by planned exits of certain private and retailer exclusive branded programs. At the quarter end, these exits were substantially complete. Increases in Original Penguin, Perry Ellis Accessories, Direct to Consumer and International offset planned reductions in Perry Ellis and Rafaella collection sportswear. The revenues were also impacted by a $6.0 million shift in revenue to the fourth quarter from the third quarter of fiscal 2015 due to congestion at the West Coast ports and the increase in demand for trucking.

During the third quarter of fiscal 2015, gross margin expanded to 33.3% as compared to 32.1% in the same period of the prior year. The 120 basis point expansion reflects the Company’s continued effort to focus on higher margin businesses and channels of distribution.

Selling, general and administrative expenses totaled $64.5 million as compared to $68.5 million in the prior year. Expenses included $1.2 million related to costs associated with the Company’s streamlining initiatives, as well as additional investment in Europe associated with the introduction of Callaway Golf in Europe and the expansion of Original Penguin across the Continent.

As reported under GAAP, the fiscal 2015 third quarter net loss was $437,000, or $0.03 net loss per share, compared to a net loss of $3.0 million, or $0.20 per share, in the third quarter of fiscal 2014. On an adjusted basis, the fiscal 2015 third quarter net earnings per share was $0.03 as compared to an adjusted net loss per share of $0.15 in the third quarter of fiscal 2014. Adjusted net loss per diluted share excludes certain items as outlined in “Table 1,” Reconciliation of GAAP net loss/income and diluted loss/earnings per share to adjusted net/loss income and diluted loss/earnings per share.

Balance Sheet and Business Update

Inventories decreased to $156 million from $207 million at year end, and $166 million in the end of the third quarter fiscal 2014 as the Company continued to focus on disciplined inventory management. The Company ended the third quarter with $53 million in cash and investments and no borrowings under its credit facility.

Update on Strategic Priorities for Fiscal 2015 to Enhance Profitability

As previously announced, the Company continues to focus on strategic priorities to deliver sustainable growth in revenue and profits. These actions include concentrating the Company’s resources on its highest return businesses and brands, and driving efficiencies across its operating platform.

George Feldenkreis, chairman and chief executive officer of Perry Ellis International said, “We’ve seen steady progress over the last three quarters as we have focused our portfolio, cut costs and expanded our profitable licensing and international operations. We enter the last quarter of our fiscal year as a more focused company with a clear plan for achieving our goals and building upon our strong heritage. We look forward to accelerating our momentum.”

The Company’s strategies to enhance profitability include:

•	Continue the strategic review of the Company’s portfolio of brands as it continues to exit underperforming, low growth brands and businesses. Since implementing the initiative a year ago, the Company has substantially completed the exit of $65 million of private and retailer exclusive brands. The Company will continue to evaluate its core businesses and transition non-core business to its licensing platform.

•	Drive international and licensing growth through both direct investment in North America and Europe as well as strategic partnerships with licensees and other partners. The Company entered into 8 new licensing agreements during the 3rd quarter, for a total of 20 new agreements for the year. The pipeline for future licenses is robust. During the quarter, the Company recorded significant growth in its key United Kingdom market and expanded its reach in Europe, France, Spain and the Benelux countries. As a result, International expanded to 11.3% of total revenues for the quarter, as compared to 10% for the comparable period last year.

•	Expand the Direct to Consumer channel. The Company has successfully integrated all domestic businesses under one team creating single strategic oversight for the higher margin Direct to Consumer business. During the quarter, the team began to benefit from numerous operational enhancements. Despite negative traffic patterns, the Company increased its conversion and drove increased retail prices as well as stronger gross margin. The team remains focused on delivering enhanced profitability in the near term before expanding its global footprint. Over time, the Company expects Direct to Consumer to represent a greater percentage of total company revenues.

•	Continue to optimize its positioning and competency in the menswear arena through wholesale, retail and licensing of its core brands. The global footprint for the Perry Ellis and Original Penguin brands continued to gain traction throughout all of these venues. In addition, the Company’s golf lifestyle brands retain significant market share across the western hemisphere.

•	Drive efficiencies and generate cost savings through process enhancements, inventory management and sourcing. During the third quarter, the Company realized $4.0 in cost savings resulting from its infrastructure review. In addition, the Company is working to implement recommendations emanating from its supply chain review. The Company expects to continue realizing significant operating margin improvement over time as these initiatives take hold.

Fiscal 2015 Guidance

The Company continues to expect total revenues to be in a range of $910 to $920 million for its 2015 fiscal year and adjusted earnings per diluted share for fiscal 2015 in a range of $0.85 to $0.95.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, John Henry®, Manhattan®, Axist®, and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,”

“contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Source: Perry Ellis International, Inc.

Allison Malkin

Senior Managing Director

ICR

203-682-8225

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net (loss) income	$(437)	$(3,022)	$5,722	$5,468
Plus:
Depreciation and amortization	3,008	3,573	8,976	9,375
Interest expense	3,517	3,782	10,838	11,307
Income tax provision	(258)	(1,511)	2,740	2,979

EBITDA	5,830	2,822	28,276	29,129

Costs on exited brands	203	—	203	—
Costs of streamlining and consolidation of operations, and other strategic initiatives	1,135	1,057	3,539	3,922
Gain on sale of long-lived assets	—	108	(885)	(6,162)

EBITDA, as adjusted	$7,168	$3,987	$31,133	$26,889

Gross profit	$70,307	$71,364	$228,436	$228,591
Less:
Selling, general and administrative expenses	(64,477)	(68,434)	(201,045)	(205,624)
Plus:
Costs on exited brands	203	—	203	—
Costs of streamlining and consolidation of operations, and other strategic initiatives	1,135	1,057	3,539	3,922

EBITDA, as adjusted	7,168	3,987	31,133	26,889

Total revenues	$211,440	$222,121	$672,286	$696,145
EBITDA margin percentage of revenues	3.4%	1.8%	4.6%	3.9%

(1)	Adjusted EBITDA consists of (loss) earnings before interest, taxes, depreciation, amortization, costs on exited brands, costs of streamlining and consolidation of operations, and other strategic initiatives, as well as the gain on sale of long-lived assets. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Revenues
Net sales	$203,267	$214,700	$649,193	$674,676
Royalty income	8,173	7,421	23,093	21,469

Total revenues	211,440	222,121	672,286	696,145
Cost of sales	141,133	150,757	443,850	467,554

Gross profit	70,307	71,364	228,436	228,591
Operating expenses
Selling, general and administrative expenses	64,477	68,434	201,045	205,624
Depreciation and amortization	3,008	3,573	8,976	9,375
Impairment on long-lived assets	—	—	—	—

Total operating expenses	67,485	72,007	210,021	214,999
Gain on sale of long-lived assets	—	(108)	885	6,162

Operating income	2,822	(751)	19,300	19,754
Costs on early extinguishment of debt	—	—	—	—
Interest expense	3,517	3,782	10,838	11,307

Net (loss) income before income taxes	(695)	(4,533)	8,462	8,447
Income tax (benefit) provision	(258)	(1,511)	2,740	2,979

Net (loss) income	$(437)	$(3,022)	$5,722	$5,468

Net (loss) income, per share
Basic	$(0.03)	$(0.20)	$0.38	$0.36

Diluted	$(0.03)	$(0.20)	$0.38	$0.36

Weighted average number of shares outstanding
Basic	14,954	14,991	14,881	15,042
Diluted	14,954	14,991	15,246	15,363

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	November 1, 2014	February 1, 2014
Assets
Current assets:
Cash and cash equivalents	$30,402	$26,989
Accounts receivable, net	129,266	146,392
Inventories	155,681	206,602
Investments	22,635	15,398
Other current assets	32,121	29,008

Total current assets	370,105	424,389

Property and equipment, net	63,546	59,912
Intangible assets, net	210,431	211,485
Goodwill	6,022	6,022
Other assets	5,506	4,927

Total assets	$655,610	$706,735

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$65,848	$112,442
Accrued expenses and other liabilities	21,013	24,642
Accrued interest payable	1,109	4,095
Unearned revenues	4,959	5,013

Total current liabilities	92,929	146,192

Long term liabilities:
Senior subordinated notes payable, net	150,000	150,000
Senior credit facility	—	8,162
Real estate mortgages	22,302	22,844
Deferred pension obligation	7,646	9,862
Unearned revenues and other long-term liabilities	27,661	22,142

Total long-term liabilities	207,609	213,010

Total liabilities	300,538	359,202

Equity
Total equity	355,072	347,533

Total liabilities and equity	$655,610	$706,735

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of the three and nine months ended November 1, 2014 and November 2, 2013 net (loss) income and diluted (loss) earnings per share to adjusted net (loss) income and adjusted diluted (loss) earnings per share.

(UNAUDITED)

(amounts in 000’s, except per share information)

	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net (loss) income	$(437)	$(3,022)	$5,722	$5,468
Plus:
Costs on exited brands	203	—	203	—
Costs of streamlining and consolidation of operations, and other strategic initiatives	1,135	1,057	3,539	3,922
Less:
Gain on sale of long-lived assets	—	108	(885)	(6,162)
Tax benefit	(492)	(445)	(1,050)	1,682

Net (loss) income, as adjusted	$409	$(2,302)	$7,529	$4,910

	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net (loss) income per share, diluted	$(0.03)	$(0.20)	$0.38	$0.36

Net per share costs on exited brands	0.01	—	0.01	—
Net per share costs of streamlining and consolidation of operations, and other strategic initiatives	0.05	0.05	0.14	0.18
Net per share gain on sale of long-lived assets	—	—	(0.04)	(0.22)

Adjusted net (loss) income per share, diluted	$0.03	$(0.15)	$0.49	$0.32

“Adjusted net (loss) income per share, diluted” consists of “net (loss) income per share, diluted” adjusted for the impact of the costs on exited brands, costs of streamlining and consolidation of operations, and other strategic initiatives, and gain on sale of long-lived assets. These costs, impairments and gain are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.